UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2011

UQM Technologies, Inc.
(Exact name of registrant as specified in its charter)

Colorado	1-10869	84-0579156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4120 Specialty Place
Longmont, Colorado 80504
(Address of principal executive offices, including zip code)

(303) 682-4900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2011, UQM Technologies, Inc. announced the appointment of Adrian P. Schaffer as its Vice President of Sales and Business Development effective December 1, 2011.

Mr. Schaffer, age 49, has held a series of progressively responsible sales and business development positions. From February 2006 until joining UQM, he served as Vice President of Sales for the Industrial, Commercial and Energy Group of Linamar Corporation, a leading supplier to the global vehicle and mobile industrial markets. Mr. Schaffer also spent thirteen years with Motorola Corporation where he held positions in sales, business development and account management in Motorola's Telematics, Powertrain, Autobody and Heavy Vehicle Electronics Groups, including most recently as Director of Global Marketing for the global automotive group.

The Company and Mr. Schaffer are parties to an employment agreement dated as of October 14, 2011, a copy of which is filed herewith as Exhibit 10.1. Pursuant to the employment agreement, Mr. Schaffer will be employed through November 30, 2014 with an annual base salary of at least $200,000. Mr. Schaffer also received a cash payment of $77,300, $7,300 of which is payable on December 1, 2011 and the remainder of which is payable on January 2, 2012. Mr. Schaffer also will receive a one-time moving allowance of up to $25,000 and will be reimbursed for other temporary living expenses associated with his relocation to Colorado. Mr. Schaffer was granted stock options to acquire 25,000 shares of the Company's common stock at an exercise price of $2.10 per share. The stock options are for a term of five years and vest ratably over a three year period. Mr. Schaffer will also receive an annual automobile allowance of $9,720.

Mr. Schaffer's employment agreement contains voluntary and involuntary severance provisions, including severance provisions arising from a change in control of UQM. If Mr. Schaffer is terminated without cause, Mr. Schaffer will receive a lump sum cash settlement payment equal to the greater of six month's base salary or an amount equal to one month's base salary for each completed full year of employment. If Mr. Schaffer's employment is terminated as a result of a change of control of UQM, he will receive a severance payment equal to twice the amount he would have received for termination without cause. For purposes of the employment agreement, "change of control" includes (a) a merger of UQM, other than a merger in which UQM is a surviving corporation and does not result in any reclassification or change of its outstanding shares of common stock, (b) a sale of substantially all of UQM's business or assets or a sale of more than 50% of its outstanding voting stock, (c) a liquidation of UQM, or (d) if, during a period of two consecutive years, individuals who at the beginning of such period constituted the board (and any director whose election by the board was approved by at least two-thirds of the directors then in office who were also in office at the start of the period), cease for any reason because of a majority of the board.

A severance payment equal to the greater of one month's base salary for each completed full year of service or six month's base salary up to a maximum payment of 24 month's base salary will be paid if Mr. Schaffer is terminated without cause. If Mr. Schaffer voluntarily resigns prior to age 62 ½ years of age and gives the notice provided for in the agreement he will receive a payment of six month's base salary. If Mr. Schaffer voluntarily resigns without providing the required notice stated in the agreement he will receive a payment of two month's base salary. If Mr. Schaffer voluntarily retires after attaining the age of 62 ½ years and gives the notice provided for in the agreement, he shall receive a payment of one month's base salary for each completed full year of service plus six month's base salary, up to a maximum payment of 24 month's base salary. The agreements also provide for the availability of post-retirement health insurance after attaining retirement age of 62 ½ of age.

Generally the payments will be made in a lump sum within 30 days following separation from service, except to the extent a delay in payment is required to avoid adverse tax consequences under Section 409A of the Internal Revenue Code.

The press release announcing Mr. Schaffer's appointment is filed herewith as Exhibit 99.1.

Item 9.01     Exhibits

Exhibit Number	Description

10.1	Employment Agreement dated October 14, 2011 between UQM Technologies, Inc. and Adrian Schaffer.
99.1	Press release dated November 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UQM TECHNOLOGIES, INC.
Dated: November 3, 2011	By: /s/DONALD A . FRENCH
Treasurer, Secretary and Chief
Financial Officer